Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference to Form F-3 in this Registration Statement of Powell Max Limited (the “Company”) of our report dated April 30, 2026, relating to the audit of the consolidated statements of financial position of the Company as of December 31, 2025 and 2024, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows in each of the year for the three-year period ended December 31, 2025 and the related notes included herein.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
July 31, 2026	Certified Public Accountants
PCAOB ID: 1171